UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2024

Safehold Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas
39th Floor
New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	SAFE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 12, 2024, Safehold GL Holdings LLC (the “Borrower”) entered into an unsecured revolving loan agreement with JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto (the “New Credit Agreement”). Pursuant to the New Credit Agreement, Safehold Inc. (the “Company”) gave a guaranty pursuant to which it has absolutely and unconditionally guaranteed the payment and performance of the obligations of the Borrower under the New Credit Agreement as and when due and payable.

The New Credit Agreement provides for $2 billion of revolving loan commitments available for working capital and general corporate purposes with a maturity date of May 1, 2029, which includes two six-month extension options. The New Credit Agreement also includes an accordion feature to increase the revolving commitments or add one or more tranches of term loans up to an aggregate amount of $500 million, subject to obtaining lender commitments and the satisfaction of certain customary conditions.

The New Credit Agreement provides that the revolving loans will bear interest, at the Borrower’s option, at the rate of (x) the adjusted SOFR term rate plus an applicable rate ranging from 0.800% to 1.450% depending on Borrower’s credit rating, (y) the adjusted SOFR daily simple rate plus an applicable margin ranging from 0.800% to 1.450% depending on the Borrower’s credit rating or (z) the base rate plus an applicable margin ranging from 0.000% to 0.450% depending on the Borrower’s credit rating.

The Company is required to comply with the following financial covenants under the New Credit Agreement:

•	Ratio of Consolidated EBITDA to annualized fixed charges not less than 1.15:1.00; and

•	Ratio of total unencumbered assets to total unsecured debt not less than 1.33:1.00.

The New Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the Borrower’s ability to (or permit certain subsidiaries to), subject to various exceptions and limitations, incur indebtedness and liens, make investments, pay dividends and enter into certain transactions. A breach of such covenants or any other event of default would entitle the administrative agent to accelerate the Borrower’s debt obligations.

As noted in Item 1.02 below, in connection with the Borrower’s entry into the unsecured revolving loan facility pursuant to the New Credit Agreement, the Borrower terminated the 2021 Agreement (as defined below). At the time of termination, $916 million was drawn on the revolving loan facility, all of which rolled over into the unsecured revolving loan facility pursuant to the New Credit Agreement and remains outstanding as of the date hereof.

The foregoing summary of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this Current Report on Form 8-K

Item 1.02	Termination of a Material Definitive Agreement.

On April 12, 2024, in connection with the Borrower’s entry into the unsecured revolving loan facility pursuant to the New Credit Agreement, the Borrower terminated and repaid in full, using proceeds from the New Credit Agreement as well as cash on hand, the outstanding facilities under (x) that certain Credit Agreement (the “2021 Agreement”), dated as of March 31, 2021, by and among the Borrower, the Company, JPMorgan Chase Bank, N.A. as administrative agent, and certain other financial institutions party thereto and (y) that certain Credit Agreement, dated as of January 9, 2023 (the “2023 Agreement”), by and among the Borrower, the Company, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto. A description of the 2021 Agreement and the 2023 Agreement are set forth under Item 1.01 of the Company’s Form 8-K filed April 4, 2023 and is incorporated by reference into this Item 1.02. At the time of termination, $916 million was outstanding under the revolving loan facility pursuant to the 2021 Agreement, all of which was rolled over as described in Item 1.01 above, and nothing was outstanding under the revolving loan facility pursuant to the 2023 Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 10.1	Credit Agreement, dated as of April 12, 2024, among Safehold Inc., as guarantor, Safehold GL Holdings LLC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto as lenders, agents, arrangers and bookrunners.

Exhibit 99.1	Press Release dated April 15, 2024

Exhibit 104	Cover Page Interactive File (the cover page tags are embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Safehold Inc.

Date: April 15, 2024	By:	/s/ Brett Asnas
Brett Asnas Chief Financial Officer